Exhibit 99.1
WARWICK VALLEY TELEPHONE COMPANY ANNOUNCES DIVIDEND
WARWICK, NY — (MARKET WIRE) — 11/22/05 — The Board of Directors of the Warwick Valley Telephone Company (NASDAQ:WWVY) announced a regular quarterly dividend of $0.20 per share of Common Stock. The dividend is payable on December 20, 2005 to shareholders of record as of December 10, 2005.
In addition, the Board of Directors approved the regular quarterly dividend of $1.25 per share on the outstanding 5,000 shares of 5% Cumulative Preferred Stock to be paid on December 20, 2005 to shareholders of record as of December 10, 2005.
Warwick Valley Telephone Company is a full service telecommunications company operating in southern Orange County, N.Y. and portions of northwestern N.J. Through its subsidiaries and affiliated companies, Warwick Valley Telephone Company offers local, long distance, Internet and Video Services.